FREE WRITING PROSPECTUS Dated June 20, 2013	Filed Pursuant to Rule 433 Registration No. 333-171684 Registration No. 333-171684-02

$500mm Ally Financial 2013-2 Non-Prime Auto Loans

Jt-Leads: Barclays (str), DB, JPM

Co-Mgrs: BMO, CIBC, Lloyd, Scotia, Soc Gen

CL	$SIZEMM	WAL	M/S	PWIN	E.FNL	L.FNL	BMK + SPD	YLD	CPN	PX
A-1	107.000	1.24	Aaa/AAA	13-18	12/14	7/20/15	EDSF + 40	0.775%	0.77%	99.99537%
A-2	143.000	1.84	Aaa/AAA	18-27	9/15	9/20/16	EDSF + 45	0.930%	0.92%	99.98505%
A-3	128.000	2.64	Aaa/AAA	27-37	7/16	10/20/17	IntS + 55	1.250%	1.24%	99.98246%
A-4	44.410	3.30	Aaa/AAA	37-42	12/16	7/20/18	IntS + 65	1.566%	1.56%	99.99707%
B	22.440	3.61	Aa1/AA	42-45	3/17	10/22/18	IntS + 95	1.978%	1.96%	99.96552%
C	23.760	3.88	A1/A	45-49	7/17	4/22/19	IntS + 155	2.676%	2.66%	99.99562%
D	21.120	4.17	Baa1/BBB	49-51	9/17	6/20/19	IntS + 210	3.330%	3.30%	99.97234%

TICKER:	AFIN 13-2
REGISTRATION:	SEC-REG
EXPECTED RATINGS:	Moodys/S&P
EXPECTED PXG:	Priced
EXPECTED SETTLE:	6/26/13
PXG SPEED:	1.4% ABS 10% CALL
FIRST PAY:	7/22/13
BILL & DELIVER:	BARCLAYS
MIN DENOMS:	$1K X $1K

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you a prospectus if you request it by calling toll-free 1-888-603-5847.